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                                                                    Exhibit 3.03


                                  (Translation)

                             Articles of Association
                                       Of
                 Nakornthai Strip Mill Public Company Limited

                  -----------------------------------------


                          Chapter 1 General Provisions

Article 1 The words used in these Articles of Association shall have the meanings as follows unless otherwise specified:

            "Company"    means     Nakornthai Strip Mill Public Company Limited.

            "Law"        means     The laws governing public limited company and
                                   the laws governing securities and exchange.

            "Registrar"  means     The registrar in accordance with the
                                   laws governing public limited company.

            "Share
            Registrar"   means     The person who performs as share registrar of
                                   the Company.

Article 2 Unless specifically provided for by these Articles of Association, the provisions of the Law shall apply.

Article 3 Any provisions not referred to herein shall be governed and construed in all respects in accordance with the law.


                          Chapter 2 Issuance of Shares

Article 4 The shares of the company shall be ordinary shares of equal par value par value of Baht Ten (Baht 10) each and shall be fully paid-up in one lump sum.

            The Company may issue new ordinary shares to any persons as if they were paid up in full because such person has given other property in lieu of money or has granted or permitted the use of copyright to any work of literature or science, patent, trademark, form or model, plan, formula, or confidential process, or has provided information concerning experience in the field of industry, commerce, or science.

            In paying for shares, a subscriber or purchaser cannot offset any debts with the Company.


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            The Company may issue the following instrument as permitted by resolution of a shareholders' meeting:

            4.1   Preferred shares;

            4.2   Debentures or convertible debentures into ordinary shares;

            4.3 All kinds of equity and debt securities in accordance with the relevant law; and

            4.4 Warrants representing the right to subscribe ordinary shares, investment units or securities as specified in items 4.1, 4,2 and 4.3.

Article 5 All share certificates of the Company shall enter into name certificates and bear a print or signature of at least one (1 person) director.

            The directors may appoint the Share Registrar in accordance with laws governing securities and exchange to cause a print or signature in place. If the Company appoints Thai Securities Depository Company Limited to be its Share Registrar, the procedures relating to share registration of the Company shall be as prescribed by the Share Registrar.

Article 6 The Company shall issue share certificates to shareholders within two months (2 months) from the date the Registrar has accepted to register the Company, or from the date of payment for the shares which has been received in full in the case of the sale of authorized but unissued or newly-issued shares after registration of the Company.

Article 7 If any of the share certificates are damaged or defaced, the Company shall issue a new share certificate to the shareholder when the shareholder surrenders the former share certificate.

            If any of the share certificates are lost or destroyed, the shareholder must show evidence of notification of such to the inspection officials or other appropriate evidence to the Company. On finding all is in order, the Company shall issue a new share certificate to the shareholder within the time specified by the Law.

            The Company may charge a fee for the issuance of a new share certificate substituting the lost, destroyed, damaged or defaced certificate, at a rate of no more than that specified in the ministerial regulations. If the shareholder has paid a fee to the Company, the Company shall issue a new share certificate to the shareholder within the time specified by the Law.

Article 8   The Company may not own its own shares or take them in pledge.

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                          Chapter 3 Transfer of Shares

Article 9 The Company's shares may be transferred without any restriction, except where the said transfer of shares would result in more than forty-nine (49) percent of total issued shares of the Company being held by foreigner.

Article 10 Transfer of shares shall be valid upon the transferor endorsing the share certificate with the name of the transferee and the signatures of both transferor and transferee and delivering such share certificate to the transferee.

            The transfer of shares may be set up against the Company upon the receipt by the Company of the request to register such transfer of shares, provided that the transferee must submit to the Company the share certificate endorsed with the name of the transferee and the signature of both transferor and transferee and the request to register such transfer of shares and can be set up against third parties upon the entry of such transfer by the Company in the share register book. If the Company considers such transfer of share is in compliance with the Law, it shall register such transfer of shares within fourteen days (14 days) from the date of receipt of the request. If the transfer of shares is incorrect or incomplete, the Company shall notify the applicant accordingly within seven days (7 days).

            In the case where the Company issues preferred shares, convertible preferred shares, in conversion of preferred share into ordinary shares, the shareholders must submit to the Company a request for share conversion together and surrender the share certificate. The conversion into ordinary shares shall be effective from the date of submission of the request to the Company. The Company shall issue a new share certificate to the applicant within fourteen days (14 days) from the date of receipt of the request.

            The transfer of securities issued under the provision of Article 4 shall be in accordance with the regulations and law related to the issuance of such kind of securities.

            When the shares of the Company become listed on the Stock Exchange of Thailand, the transfer of shares shall be in accordance with the laws governing securities and exchange.

Article 11 If the transferee wishes to acquire a new share certificate, he shall submit to the Company a request in writing bearing signatures of the transferee and of at least one (1) witness and surrender the former share certificate to the Company. In this regard, if the Company considers that the transfer of shares is legally made in accordance with the Law, it shall register such transfer of shares within seven days (7 days) and issue a new share certificate within one month (1 month) from the date of receipt of the request.

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Article 12  In the case of the death or bankruptcy of a shareholder, if the person entitled to the shares surrenders a share certificate and produces complete lawful evidence of entitlement, the Company shall register him as a shareholder and issue a new share certificate within one month (1 month) from the date of receipt of such evidence.

Article 13 During the period of twenty-one days (21 days) prior to each shareholder meeting, the Company may cease to accept registration of share transfers by notifying the shareholders in advance at the head office and at every branch office of the Company not less than fourteen days (14 days) prior to the date of cessation of the registration of share transfer.


                          Chapter 4 Board of Directors

Article 14 The Company's Board of Directors shall consist of fourteen (14) directors. Not less than one half of all directors shall reside in the Kingdom of Thailand.

            A director is entitled to receive an amount to cover an out-of pocket costs and expenses incurred in connection with the attending of any meeting of the Board of Directors which includes, but not limited to, traveling expenses, accommodation expenses, etc. Such amount shall be fixed by the President as he deems appropriate.

            A director is entitled to receive other types of remuneration in the form of reward of money, fees for attending a meeting, gratuity, bonus or other remuneration from the Company according to the Articles of Association or upon the consideration of shareholder meeting. In this regard, the remuneration may be fixed at a definite amount or prescribed by rule and fixed at a definite amount from time to time or taken effect until changes have occurred. Additionally, a director is entitled to allowances and any benefits in accordance with the Company's rules.

            The contents in the second and third paragraphs shall not bear any effect on the staff nor employees of the Company so appointed as directors in receiving remuneration and benefits as staff or employees of the Company.

Article 15 The appointment of the Company's directors shall be made by the shareholder meeting in accordance with the following rules and procedures:

            15.1 Each shareholder shall have a number of votes equal to the number of shares held;

            15.2 The appointment of a director may be processed by voting to elect one or several persons as director or directors as deemed appropriate by the shareholder meeting. However, each shareholder must exercise all the votes he has under item 15.1 and cannot divide Ms votes between any person in any case; and

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            15.3  The candidates shall be ranked in order descending from the highest number of votes received to the lowest, and shall be elected as directors equivalent to the number of directors who are to be elected. If there is a tie in the last to be elected and this exceeds the said number of directors, the presiding Chairman shall have an additional casting vote.

Article 16 At every annual general meeting, one-third of the directors shall be retired. If the number is not a multiple of three, then the number nearest to one-third shall be retired. A retiring director is eligible for re-election.

            The directors to retire during the first and second year following the registration of conversion into a public limited company, shall be selected by drawing lots. In every subsequent year, the director .who has been in office for the longest term shall retire.

Article 17 0ther than for vacancy by rotation, a director shall vacate office upon:

            (1)   death;

            (2)   resignation;

            (3) lack of qualifications or subject to prohibitive characteristics under the law on public limited company;

            (4)   being removed by a resolution of the shareholder meeting under
                  Article 20; and

            (5)   being removed by a court order.

Article 18 Any director wishing to resign from the director position shall submit a resignation letter to the Company. The resignation shall take effect from the date on which the resignation letter reaches the Company.

            The director who has resigned under the first paragraph may also send notification of his resignation to the share registrar.

Article 19 In the case of a vacancy on the Board of Directors for reasons otherwise than by rotation. The Board of Directors shall elect any person who is qualified and not subject to the prohibited qualifications under law on public limited company as the substitute director at the subsequent Board of Directors meeting, unless the remaining term of office of the said director is less than two months (2 months).

            The aforesaid substitute director shall retain his office only for the remaining term of office of the director whom he replaces.

Article 20 The shareholders meeting may pass a resolution removing any director from office prior to the retirement by rotation, by a vote of not less than three-fourths of the


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            number of shareholders attending the meeting and having the right to vote and the shares held by them shall, in aggregate, be not less than one half of the number of shares held by the shareholders attending the meeting and having the right to vote.

Article 21  A director may or may not be a shareholder of the Company.

Article 22 The Board of Directors shall elect one of the directors to be the Chairman of the Board. Where the Board of Directors deems appropriate, it may elect one or several directors as Vice-Chairman. The Vice-Chairman shall have duties as stipulated in the Articles of Association in the business assigned by the Chairman of the Board. The Board of Directors may appoint one or several directors to perform any acts on behalf of the Board of Directors.

Article 23 At a meeting of the Board of Directors, there must be not less than one half of the total number of directors present to form a quorum. In the event that the Chairman is absent or is unable to perform the duties, if there is a Vice-Chairman, the Vice-Chairman shall be the chairman of the meeting. If there are several Vice-Chairmen, the directors present at the meeting shall elect one of the Vice-Chairmen to be the chairman of the meeting. In the absence of the Vice-Chairman or the Vice-Chairman is unable to perform the duties, the directors present at the meeting shall elect one among themselves to be the chairman of the meeting.

            Decisions of the meeting, shall be made by a majority vote.

            Each director is entitled to one vote, but a director who has interests in any matter shall not be entitled to vote on such matter. In the event of a tie vote, the chairman of the meeting shall have an additional casting vote.

Article 24 The Chairman of the Board is entitled to summon the meeting of the Board of Directors. In the event that the Chairman is unable to perform the duties, the Vice-Chairman shall summon the meeting.

            In summoning a meeting of the Board of Directors, the Chairman of the Board or a person entrusted by him shall send notices thereof to the directors not less than fourteen days (14 days) prior to the date of the meeting. However, in a case of necessity or urgency for the purpose of maintaining the rights and interests of the Company, the summoning of the meeting may be made by other methods and the date of the meeting may be fixed sooner.

            Two directors or more may request the Chairman of the Board to call a meeting of the Board of Directors. In the event that two directors or more requesting to call a meeting of the Board of Directors, the Chairman of the Board or person entrusted by him shall fix the date of meeting within fourteen days'(14 days) form the date of receipt of the request.

Article 25 The Chairman of the Board shall fix the date, time and place for a meeting of the Board of Directors. The place for a meeting may be specified at a location other

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            than the principal place of business of the Company. In the event that the Chairman of the Board is unable to perform the duties and the Vice-Chairman calls a meeting of the Board of Directors, the Vice-Chairman shall fix the date, time and place for a meeting.

Article 26 In the case where a vacancy in the Board of Directors results in the number of directors be less than the number required for a quorum, the remaining directors shall not perform any act in the name of the Board of Directors with the exception of calling a meeting of shareholders to elect directors to replace all the vacancies.

            The meeting under the first paragraph shall be held within one month (1 month) from the date the number of directors falls below the number required for a quorum.

            The substitute directors referred to in the first paragraph shall retain office only for the remaining terms of the office of the directors whom they replace.

Article 27 The Board of Directors of the Company has the power and duties to manage the Company as follows:

            1. To perform in accordance with the law, objectives, Articles of Association, resolutions of shareholder meetings, the Management Agreement and any agreements relating thereto and the License Agreement;

            2.    To determine interim dividends to shareholders; and

            3. To determine the payment of gratuities or other kinds of benefits to staff or employees of the Company or any person who works, regularly or not, for the Company except for the provision specified in the Article 14.

            To perform in accordance with its authority and responsibilities, the Board of Directors may appoint a director or directors or other persons to perform any tasks on behalf of directors.

Article 28 No director shall operate any business or become a partner in ordinary partnerships or become a partner with unlimited liability in limited partnerships or become a director of other juristic persons which have the same nature as and are in competition with the business of the Company, unless he notifies the shareholders meeting prior to the resolution for his appointment.

Article 29 A director shall notify the Company without delay if he has an interest in a contract entered into the Company or holds shares or debentures in an increased or decreased amount of the Company or an affiliate company,

Article 30 The Board of Directors shall hold a meeting at least once in every three months (3 months).

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Article 31  Except for that provided in Article 5, two directors shall be authorized to sign with the Company's seal affixed in documents, instruments or other significant letters to bind the Company.

            The shareholders meeting or the meeting of the Board of Directors may determine and amend the directors' name authorized to sign to bind the Company with the Company's seal affixed.

Article 32 The Board of Directors may appoint a certain number of directors as it deems appropriate to be the Executive Board of Directors with the authority to manage the Company's business assigned by the Board of Directors. A director of the Executive Board of Directors shall be appointed to be the Chairman of Executive Directors

            An Executive Director is entitled to receive remuneration and gratuity as determined by the Board of Directors which shall not cause any effect to the rights of such Executive Director to receive remuneration or other benefits in accordance with these Articles of Association as a director.

            The Board of Executive Directors shall convene or call for a meeting as it deems appropriate. The provisions of Articles 22 and 25 shall be applied mutatis mutandis.

Article 33 The Board of Directors may appoint four (4) persons from the Board of Directors to serve as directors on the Advisory Board. The Advisory Board shall consult, advise, give comments and recommendation to the Board of Directors.

            The Advisory Board shall meet once a month.

Article
  33/1 The Board of Directors may appoint three (3) persons from the Board of Directors to serve as directors in the Audit Committee. The Audit Committee shall have a duty as required by applicable law.

Article
  33/2 The following transactions shall be passed by the majority vote of all the number of directors of the Company:

            1. any equity investment in any other entity or any purchase of assets of any other entity other than those specified in (2) (b) of Article 40;

            2. entry into any joint venture, partnership or other profit-sharing arrangement with any person;

            3. any acquisition, disposition, assignment, transfer, licensing or sub-licensing of any know-how, trademarks, trade names, trade secrets or similar intellectual property rights of any person; and

            4.    approval of annual budget and expenses.

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                         Chapter 5 Shareholders Meeting

Article 34 The Board of Directors shall convene an annual general meeting of shareholders within four months (4 months) from the last day of the fiscal year of the Company.

            Shareholders meetings other than the aforesaid shall be called the extraordinary meeting. The Board of Directors may summon an extraordinary meeting whenever it deems appropriate or shareholders holding shares in aggregate not less than twenty (20) percent of the total number of issued shares, or shareholders in a number of not less than twenty-five persons (25 persons) holding shares in aggregate not less than ten (10) percent of the total number of issued shares, may at any time subscribe their names in a letter requesting the Board of Directors to call an extraordinary meeting, provided that they clearly state the reasons for such request in the said letter. In this case, the Board of Directors shall call the shareholder meeting within one month (1 month) from the date of receipt of such letter from the shareholders

Article 35 The Board of Directors shall specify the date, time and place for the shareholders meeting. The place of meeting can be specified at a location other than the principal place of business of the Company.

Article 36 In summoning the shareholders meeting, the Board of Directors shall prepare an invitation notice of the meeting specifying the place, date, time, agenda and the matters to be submitted to the meeting together with appropriate details stating clearly whether they will be for acknowledgment, for approval or for consideration, including the opinions of the Board of Directors on the said matters and shall send the same to the shareholders and the Registrar for information not less than seven days (7 days) prior to the meeting. Publication of invitation of the meeting shall also be made in a newspaper for no less than three consecutive days (3 days) prior to the meeting.

Article 37 At the shareholders meeting, there shall be shareholders and proxies (if any) attending the meeting in a number amounting to not less than twenty-five persons (25 persons) or not less than one half of the total number of shareholders holding shares altogether amounting to not less than one-half of the total number of shareholders shares constitute a quorum.

            If after one hour from the time fixed for the shareholder meeting, the number of shareholders present is insufficient to form a quorum as specified, if such shareholder meeting was convened at the request of shareholders, it shall be canceled. If such shareholder meeting was not convened at the request of shareholders, the meeting shall be called again and, in this latter case, notice calling for the meeting shall be sent to shareholders no less than seven days (7 days) before the date of the meeting. In the latter meeting, a quorum is not compulsory.

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Article 38  At the shareholder meeting, the shareholders may authorize other persons as proxies to attend and vote at the meeting on their behalf. The instrument appointing the proxy must bear the date and signature of the shareholder who appoints his proxy and must be in accordance with the form specified by the Registrar.

            The instrument appointing the proxy shall be submitted to the Chairman of the Board or a person entrusted by him at the meeting before the attendance of the proxy.

Article 39 At the shareholders meeting, the Chairman of the Board shall preside over the meeting. If the Chairman is not present or is unable to perform the duty, the Vice-Chairman, if available, shall preside over the meeting. If there is no Vice-Chairman, or the Vice-Chairman is unable to perform the duty, the meeting shall elect one of the shareholders attending the meeting to preside over the meeting.

Article 40 The resolutions of the shareholders meeting shall be passed by the following votes:

            (1) in an ordinary circumstance which shall include the following list sdescribed below, the majority vote of shareholders who attend the meeting and cast their votes. In case of a tie vote, the chairman of the meeting shall have an additional casing vote.

                  (a) any agreement between the Company and any shareholders or affiliate of any of its shareholders, or any other person if such person's compensation or other benefits thereunder will directly or indirectly benefit such shareholder or any of its controlled affiliates;

                  (b)   any reorganization of the Company;

                  (c) any early termination of any of the Management Agreement and any agreements relating thereto and the License Agreement otherwise than in accordance with the respective terms thereof; and

                  (d) any purchase, sale, assignment, transfer or disposal of any assets of the Company other than in the ordinary course of business and other than those specified in (2)
                        (a) and (b) below.

                  "affiliate" means:

                  (i) persons related by blood, marriage or registration under law, such as father, mother, spouse, child, sibling, uncle and aunt including spouses and children of the persons aforementioned;

                  (ii) persons or partnerships under Section 258(l) through (7) of the Securities and Exchange Act B.E. 2535;

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                  (iii) a shareholder who directly or indirectly holds shares in the Company in a total amount exceeding 10 percent of the Company's paid-up capital and has a power to cause direction of the management and policy. Such shareholding shall also include the shares held by a person in (ii) above.

            (2) in the following circumstances, a vote of not less than seventy-five (75) percent of the total number of votes of shareholders who attend the meeting and have the right to vote:

                  (a) the sale or transfer of the whole or important parts of the business of the Company to other persons;

                  (b) the purchase or acceptance of transfer of the business of other companies or private companies by the Company;

                  (c) the making, amending or terminating of contracts with respect to the granting of a lease of the whole or important parts of the business of the Company;

                  (d) the assignment of the management of the business of the Company to any other persons;

                  (e) the amalgamation of the business with other persons with the purpose of profit and loss sharing;

                  (f) the amendment or alteration of the Memorandum or Articles of Association;

                  (g) the increase or decrease of the Company's capital or the issuance of debentures;

                  (h)   the amalgamation or dissolution of the Company; and

                  (i)   the liquidation or winding-up up of the Company

Article 41 Transactions to be conducted at the annual general meeting are as follows:

            (1) Reviewing the report of the Board of Directors covering the Company's business during the preceding year as proposed by the Board of Directors;

            (2)   Considering and approving the balance sheet;

            (3)   Considering the appropriation of profits;

            (4) Electing new directors in place of those who retire by rotation;

            (5)   Appointing the auditor; and

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            (6)   Other business.


                      Chapter 6 Accounts, Finance and Audit

Article 42 The fiscal year of the Company shall commence on 1 January and end on 31 December of every year.

Article 43 The Company shall cause accounts to be made and kept, as well as the auditing thereof, in accordance with the laws governing such matters, and shall make a balance sheet and a profit and loss account at least once every twelve months (12 months) which is the accounting period of the Company.

Article 44 The Board of Directors shall cause the balance sheet and profit and loss account to be made as of the end of the fiscal year of the Company, and shall propose the same to the shareholder meeting for approval at the annual general meeting. The Board of Directors shall arrange for the auditor to complete the auditing prior to the proposal of the said balance sheet and profit and loss account to the shareholder meeting.

Article 45 The Board of Directors shall send the following documents to the shareholders the invitation notice of the annual general meeting:

            (1) Copies of the audited balance sheet and profit and loss account which have been audited by the auditor together with the report of the auditor; and

            (2)   The annual report of the Board of Directors.

Article 46 Payment of dividends from money other than profit is prohibited. In the case where the Company still has accumulated losses, payment of dividends is prohibited.

            Dividends shall be equally distributed according to the number of shares.

            Where the shares in the Company have not yet been completely issued according to the number of shares registered or where the Company has already registered an increase in capital, the Company may pay dividends, in whole or in part, by issuing, new ordinary shares to the shareholders, provided it has the approval of the shareholder meeting.

            The Board of Directors may pay interim dividends to the shareholders from time to time when the Board of Directors considers that the Company has sufficient profit and a report thereof shall be made to the shareholders meeting at the next meeting.

            The payment of a dividend shall be made within one month (1 month) from the date the resolution was passed by the shareholder meeting or by a meeting of the Board of Directors, as the case may be. Written notices thereof shall also be sent

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            to the shareholders and publication of the notice of the payment of dividend shall also be made in a newspaper.

Article 47 The Company must appropriate to a reserve fund, from the annual net profit not less than five (5) percent of the net profit less the total accumulated losses brought forward (if any) until the reserve fund reaches an amount of not less than ten (10) percent of the registered capital.

Article 48 The auditor shall not be a director, staff member, employee nor a person holding any position in the Company.

Article 49 The auditor has the power to examine during office hours, the Company accounts, documents and any other evidence relating to income and expenditure as well as assets and liabilities of the Company. In this regard, the auditor is empowered to interrogate the directors, staff, employees, persons holding any position in the Company and agents of the Company, including to instruct such persons to give facts or furnish documents pertaining to the operations of the Company.

Article 50 The auditor has the duty to attend the shareholders meeting of the Company every time the balance sheet, profit and loss account, and problems pertaining to the Company's accounts are considered in order to make clarification to the shareholders. The Company shall also send the auditor the reports and documents received by the shareholders in such shareholders meeting.


                          Chapter 7 Increase of Capital

Article 51 The Company may increase the amount of its registered capital by the issuance of new shares which may be made after:

            (1) all the shares have been completely issued or fully paid-up, or if the shares have not been completely issued, the remaining shares shall be the shares authorized for the exercise of rights under convertible debentures or warrants to purchase shares as specified in Article 4;

            (2) the shareholders meeting has passed a resolution by not less than three-fourths of total number of votes of the shareholders attending the meeting and having the right to vote; and

            (3) the said resolution has been submitted to the Registrar for the registration of a change of registered capital within fourteen days (14 days) from the date of the shareholders meeting passing such resolution.

Article 52 The new shares under Article 51 may be offered for sale in whole or part and may be first offered for sale to the shareholders in proportion to the number of shares held by each of them or may be offered for sale to the public or other persons

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            either in whole or in part in accordance with the resolution of the shareholder meeting.

            When the shareholders meeting has allocated the newly-issued shares under the first paragraph, the shareholders meeting may authorize the Board of Directors to determine price of shares, the number of shares to be issued each time, date of sale of shares and proportion of rights to subscription of shares.


                          Chapter 8 Additional Chapter

Article 53 All existing orders, rules and regulations or the approval of the shareholders meeting of the Company which has been fixed or approved for the Board of Directors before the date of these Articles of Association becoming effective and not in contravention with the Law or these Articles of Association shall be further effective until such time as otherwise amended.

Article 54  The Company's seal shall be as follows:

                         [seal]

Article 55 The shareholders meeting shall consider the amendment of these Articles of Association, if it is deemed appropriate, in accordance with the Law.


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